Exhibit 2.6

AMENDMENT TO IRREVOCABLE UNDERTAKING

THIS AMENDMENT, dated as of November 6, 2015 (this “Amendment”), to the Irrevocable Undertaking, dated as of August 6, 2015 (the “Irrevocable Undertaking”), by and among CF Industries Holdings, Inc., a Delaware corporation (“Cambridge”), OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of The Netherlands (“Oxford”) and Capricorn Capital B.V., a private limited liability company incorporated under the laws of The Netherlands (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Irrevocable Undertaking.

W I T N E S S E T H :

WHEREAS, Cambridge, Oxford and the Stockholder entered into the Irrevocable Undertaking; and

WHEREAS, pursuant to paragraph 15 of the Irrevocable Undertaking, Cambridge, Oxford and the Stockholder desire to amend certain terms of the Irrevocable Undertaking, as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and subject to the terms and conditions hereof, the Parties agree as follows:

1.                                      Paragraph 3(b) is hereby amended and restated in its entirety to read as follows:

it is, directly or indirectly, the legal and beneficial holder and owner of 60,672,376 ordinary shares in Oxford (the “Stockholder Shares”);

2.                                      Paragraph 6 is hereby amended and restated in its entirety to read as follows:

The Stockholder shall not, directly or indirectly, (i) dispose of or agree to dispose of or bring about a transaction in or involving any Stockholder Shares, any After-Acquired Shares or any options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford (a “Transfer”), other than (v) any Transfer to an Affiliate or Permitted Transferee (as defined in the Holdco Shareholder Agreement) of such Stockholder, or to any other S Stockholder (as defined below), but only if, in either case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is an S Stockholder (as defined below)) and notice of such Transfer is delivered to Cambridge and Oxford pursuant to paragraph 19, (w) the exercise or conversion of any options, warrants, convertible bonds or other rights to purchase or acquire shares in Oxford, including any net settlement in connection therewith, (x) a Transfer pursuant to the terms of any trust or will of such Stockholder or by the Laws of intestate succession, (y) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any options, warrants or other rights or (z) a Transfer in accordance with the terms of that certain Global Master Securities Lending Agreement, by and between J.P. Morgan Securities plc and the Stockholder, dated as of September 17, 2013, as amended and restated on October 23, 2015, as in effect as of October 23, 2015 (the

“Global Master Securities Lending Agreement”), provided that the amount of shares in the aggregate that are subject to a Transfer at any one time in accordance with the terms of the Global Master Securities Lending Agreement shall not exceed 1,000,000 or (ii) make any proposal or offer to, or obtain (voting) proxies from third parties with respect to the ordinary shares or other securities of Oxford (other than the solicitation of proxies by Mr. Nassef Sawiris in his capacity as a director and officer of Oxford).

3.                                      Irrevocable Undertaking in Full Force and Effect.  Except as expressly provided hereby, this Amendment shall not constitute a waiver or amendment of any term or condition of the Irrevocable Undertaking, or any documents delivered pursuant thereto, and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects. Upon the execution hereof, this Amendment and the Irrevocable Undertaking shall constitute one agreement. The term “Agreement,” as used in the Irrevocable Undertaking shall mean the Irrevocable Undertaking as amended by this Amendment.

4.                                      Counterparts; Effectiveness.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, when taken together, shall constitute one and the same instrument. This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties.  Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

[Signature pages follow]

Agreed and acknowledged:

CF INDUSTRIES HOLDINGS, INC.

Name:	/s/ W. Anthony Will

Title:	President and Chief Executive Officer

[Signature Page to Irrevocable Undertaking Amendment]

Agreed and acknowledged:

CAPRICORN CAPITAL B.V.

Name:	/s/ R.G. Boks	/s/J.E. Hardeveld

Title:	R.G. Boks	J.E. Hardeveld
	Proxyholder	Proxyholder

[Signature Page to Irrevocable Undertaking Amendment]

Agreed and acknowledged:

OCI N.V.

Name:	/s/ Salman Butt

Title:	Group CFO

[Signature Page to Irrevocable Undertaking Amendment]